UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER FLOATING RATE TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Roger P. Joseph, Esq. Toby R. Serkin, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston MA 02110 (617) 341-7700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-3000

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Pioneer Floating Rate Trust, a Delaware statutory trust (the “Fund”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Fund’s solicitation of proxies from its shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders and at any and all adjournments, postponements, continuations, and reschedulings thereof (the “2020 Annual Meeting”). In connection with its 2020 Annual Meeting, the Fund filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on August 3, 2020.

Letter to Shareholders First Made Available on August 7, 2020

Attached hereto is a letter dated August 7, 2020 that the Fund is sending to shareholders in which the Fund comments on the proxy contest being waged by Saba Capital Management, L.P. (“Saba”) with respect to the 2020 Annual Meeting. As previously disclosed, Saba is seeking to elect three candidates to the Fund’s Board of Trustees (the “Board”) at the 2020 Annual Meeting in opposition to the three highly qualified and very experienced nominees recommended by the Board, all of whom are current members of the Board. All three of the candidates proposed by Saba have previously served as Saba’s proposed nominees in connection with Saba’s other proxy contests against closed-end funds and one of Saba’s proposed nominees serves on the board of trustees of two closed-end funds, both competitors of the Fund, as a result of proxy contests by Saba against such closed-end funds. Saba has also disclosed it intends to present a shareholder proposal at the 2020 Annual Meeting to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc., which formerly was known as Pioneer Investment Management, Inc. Given that Saba has not proposed a replacement investment adviser, the Board believes that Saba’s proposal is extremely irresponsible and potentially devastating since, if approved, it would leave the Fund without an investment adviser and at risk of suffering significant harm. The Board unanimously recommends that the Fund’s shareholders vote on the WHITE proxy card “FOR ALL” of the Board’s nominees and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc. The Fund’s letter to shareholders is being filed herewith because it may be deemed to be solicitation material in connection with the Fund’s solicitation of proxies to be used at the 2020 Annual Meeting.

Important Additional Information And Where To Find It

The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3, 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, or by contacting the Fund’s investor relations department at 1.800.859.8508.

August 7, 2020

Dear Pioneer Floating Rate Trust Shareholder,

We are writing to you regarding this year’s upcoming Annual Meeting of Shareholders, which as we noted in our last letter, will be a critical one for the future of the Fund and your vote could have a significant impact on your investment and the ability of the Fund to remain viable and meet its investment objective.

Saba Capital Management (“Saba”), an activist investor with a long and very public history of targeting closed-end funds to opportunistically profit from the discount between the fund’s trading price and its net asset value (“NAV”),1 is seeking to replace three highly qualified, experienced, and valued members of your Board with Saba’s hand-picked, all-male slate of proposed nominees. In contrast to the Board’s nominees, each whom has proven experience in overseeing the Fund as it continues to fulfill its stated investment objective, Saba’s proposed nominees are unfamiliar with the Fund and its investment strategies and, coming from Saba’s nominee “bullpen,” have a history of serving as Saba’s nominees in other proxy contests against closed-end funds. One of Saba’s nominees serves on the boards of trustees of two of the Fund’s competitors as a result of recent proxy contests by Saba.

Saba is also seeking to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc. Your Board believes that such a proposal is irresponsible and potentially devastating since it would force the Fund to initiate a costly, risky, and uncertain process to identify and seek shareholder approval for a qualified replacement. In addition, your Board believes that Saba has failed to provide any credible reason why the investment advisory agreement should be terminated and Saba’s proposal, made without any replacement adviser being identified, could result in the Fund being “orphaned” with no investment adviser and no viable future.

Don’t be fooled by Saba and its attempt to have you believe its proxy contest is intended to improve the Fund and its returns. We believe that Saba’s proxy contest is a transparent tactic intended to facilitate Saba’s ability to opportunistically reap a quick profit from the temporary discount widening that occurred in response to the financial markets’ heightened concerns about the ongoing COVID-19 pandemic. Toward that end, we also believe that, consistent with Saba’s past history targeting other closed-end funds, ultimately, Saba would like to “hijack” your fund and force a liquidity event, possibly even a complete liquidation of the Fund, that results in all of Saba’s shares being cashed-out at a per share price that approximates NAV, an outcome that may make the Fund less viable and less able to meet its investment objective of providing investors with a high level of current income.

Your Board unanimously recommends and strongly encourages you to vote the WHITE proxy card “FOR ALL” the Fund’s highly qualified and very experienced nominees and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer.

In making these important voting decisions that could have a critical impact on the Fund’s future and its viability, we urge you to consider the following:

SABA HAS TARGETED THE WRONG FUND AT THE WRONG TIME

We believe that Saba’s proxy contest ignores that, across all relevant and applicable time periods (5-yr, 3-yr, 1-yr, YTD), when measured against its closed-end fund peers, the Fund has performed well in executing its investment objective and mitigating its discount to NAV.

[1]	Source: Factset Research, Inc. as of July 31, 2020

We believe that Saba’s proxy contest, and what we believe to be its ultimate objective, ignores the Fund’s stated investment objective and why our long-term shareholders invested in the Fund. The Fund’s stated investment objective is to provide investors with a high level of current income and, as its secondary objective, the preservation of capital to the extent consistent with its investment objective of high current income. The Fund has outperformed against this stated investment objective over multiple time periods, producing income competitive with peers and superior to those available from various other asset classes and product structures. The Fund has also provided better downside protection during periods of market turbulence.

As of June 30, 2020, the Fund is trading at an 8.8% discount to its NAV, which is the total value of a fund’s assets minus the total value of its liabilities. This discount is lower than the Fund’s closed-end fund peers, and over longer time periods the Fund’s discount has been in line with its peers. Additionally, your Board not only monitors the Fund’s discount to NAV, but also takes an active approach in considering initiatives to deliver value to shareholders and potentially narrow the Fund’s discount.

Given the Fund’s strong execution against its investment objective and the Board’s efforts to monitor and mitigate the Fund’s discount, we believe that any claims from Saba that change is needed are baseless and only intended to distract investors from Saba’s ultimate objective – to force the Fund to pursue a liquidity event that provides Saba with the ability to tender or liquidate its shares at a per share price that is close to NAV.

As Saba has consistently demonstrated in dozens of campaigns targeting other closed-end funds, it has taken advantage of a market dislocation to build a significant position in the Fund. Through its proxy contest, and consistent with its past history at other funds, we believe Saba is attempting to eventually force the Fund to pursue a liquidity event that would allow Saba to extract a substantial short-term profit from such a position, even if such an event could adversely impact the future viability of the Fund and its ability to meet its investment objective.

Despite the Fund’s current competitive performance, we believe that Saba is waging its campaign to advance its own short-term interests that stand in stark contrast to those of the Fund’s long-term investors. Saba has a long, publicly disclosed history of targeting closed-end investment funds to opportunistically reap profits from a temporary widening of a fund’s NAV discount. Unlike most long-term investors in the Fund, Saba can hedge its exposure to the portfolio and, therefore, Saba may not care about the Fund’s performance at all. We have little doubt that Saba, through its proxy contest, is not seeking to enhance the Fund’s performance or the ability of the Fund to meet its stated investment objective.

Saba’s founder, Boaz Weinstein, even said he sees funds’ early-2020 declines, which were, in numerous cases, largely driven by the COVID-19 pandemic, as an opportunity to be exploited as he believes it “will change investor behavior in terms of voting. 2”

When Saba has been able to push through its demands at other closed-end funds, it often resulted in those funds pursuing tender offers, open-end conversions, or other liquidity events. Almost every publicly-disclosed settlement agreement into which Saba has entered with a closed-end fund since 2016 contemplated some form of liquidity event such as a tender offer or a liquidation of the fund that resulted in Saba getting its shares cashed-out at a price approximating NAV.3

We believe that Saba’s demands for a fund to pursue a liquidity event are designed solely to provide Saba with a quick, one-time payout, while leaving the fund’s remaining investors with a weakened and less viable fund that is saddled with higher expenses. It is important to bear in mind that, in past situations where Saba achieved its goal of profiting from a fund’s NAV discount, it almost always substantially reduced its investment or sold-out completely thereafter, further proving our belief that Saba is only concerned about its own investment returns, not the investment goals or returns of a fund’s long-term investors.

[2]	Boaz Weinstein Is Making Bank. He’s Not Happy That You Know About It, Institutional Investor, Richard Teitelbaum, June 17, 2020; emphasis added
[3]	Source: Factset Research, Inc. as of July 31, 2020.

We have little doubt that Saba is once again taking a page from its activist investor playbook and is seeking to force the Fund to pursue a liquidity event that provides Saba with the ability to tender or liquidate its shares at a per share price that is close to NAV, without any regard for the investment goals and/or returns of the Fund’s long-term investors.

If Saba forces the Fund to pursue a liquidity event, the Fund may be significantly weakened and no longer a viable vehicle for investors seeking high current income.

If, consistent with its past history, Saba forces the Fund to pursue a liquidity event such as a tender offer or a liquidation of the Fund, this course of action could require the Fund to sell assets into a dislocated market and incur substantial expenses. This forced sale could leave remaining investors with a Fund that is a shell of its former self and not able to provide investors with the benefits of a market recovery, or with the high current income, all while interrupting capital preservation, which the Fund has reliably delivered. A substantial forced sale would run the risk to the Fund and its shareholders of the Fund having to sell assets into a dislocated and depressed market, while also incurring the opportunity cost of not being able to fully benefit from a market recovery in the years ahead.

Given current market conditions, we believe that Saba’s agenda could be especially detrimental to the interests of long-term investors in the Fund and that it is simply the wrong time to allow an opportunistic activist investor such as Saba to pressure the Fund to pursue some form of liquidity event just so Saba can extract a quick, one-time payout, a payout that could adversely impact the future viability of the Fund and its ability to meet its stated investment objective.

Preserve your Fund’s future and its viability as a vehicle for those investors seeking a high level of current income by opposing Saba’s self-serving proxy contest, the three candidates Saba handpicked from its nominee “bullpen,” and Saba’s potentially devastating proposal to terminate the Fund’s investment advisory agreement.

Your vote is important, no matter how many shares you own. Your Board unanimously recommends that shareholders vote on the WHITE proxy card “FOR ALL” the Fund’s highly qualified and very experienced nominees, all of whom are valued members of your Board, and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card. Your Board encourages you to vote each WHITE proxy card you receive.

If you hold shares through a broker, bank, or other custodian, you will receive voting materials from that firm. You can complete the WHITE voting instruction form by internet, telephone, or mail. The voting instruction form will contain instructions on how to access and utilize those voting methods. Since this is a contested proxy solicitation, if you do not give voting instructions to your broker, bank, or other custodian, pursuant to the rules of the New York Stock Exchange, your broker, bank, or other custodian will not be able to vote your shares with respect to the election of trustees or Saba’s proposal to terminate the Fund’s investment advisory agreement. We urge you to instruct your broker, bank, or other custodian to vote your shares on the WHITE proxy card.

If you have any questions or need assistance in voting your WHITE proxy card or voting instruction form, we encourage you to contact our proxy solicitor, Okapi Partners LLC, at +1 877- 566-1922 (Toll Free).

Please do not return or otherwise vote any other proxy card or voting instruction form sent to you by Saba—even as a protest vote against Saba as this may cancel your prior vote for your Board’s nominees and your vote against Saba’s proposal to terminate the Fund’s investment advisory agreement. If you have previously returned a proxy card or voting instruction form sent to you by Saba, you can change your vote (i) by signing, dating and returning the enclosed WHITE proxy card or voting instruction form in the postage-paid envelope provided herewith; (ii) by recording your voting instructions via telephone or the internet following the instructions on the enclosed WHITE proxy card or voting instruction form; or (iii) by voting at the Annual Meeting. Only your latest-dated vote will count.

On behalf of your Board, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

Thomas J. Perna

Chairman of the Board of Trustees

Forward Looking Statements

This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and such statements are intended to qualify for the safe harbors from liability established by the PSLRA. All statements other than statements of historical fact are forward-looking and can sometimes be identified as such by the context of the statements, including words such as “believe,” “could,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “should,” “intend,” “possible,” “continue” “project,” “estimate,” “guidance” and other similar terms and phrases, whether in the negative or affirmative, although not all forward-looking statements include these words. Similarly, statements that describe the objectives, plans, or goals of the Fund or its investment adviser are forward-looking. Such forward-looking statements include, but are not limited to, statements regarding the proxy contest by Saba and the other participants in its solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders, the potential impact to the Fund if Saba’s three proposed nominees are elected to the Fund’s Board of Trustees in lieu of the three incumbent trustees recommended for re-election by the Fund’s Board of Trustees, the potential impact to the Fund if Saba is successful in having its proposal to terminate the Fund’s investment adviser terminated and the Fund is left without a replacement investment adviser, the Fund’s efforts to drive investment returns and continue to create shareholder value, the ability of the Fund to continue to perform well against it peers and its benchmark index, the ability of the Fund to mitigate the gap between its net asset value per share and the Fund’s per share trading price, the potential impact to the Fund if it pursues a liquidity event as a result of Saba’s proxy contest, the viability of the Fund as an investment vehicle, taking into consideration its stated investment objective, if it was to pursue a liquidity event as a result of Saba’s proxy contest, the impact on the Fund if it needed to sell assets to fund a liquidity event, the ability of the Fund to generate attractive multi-year returns as the economy recovers, and the ability of the Fund to continue to execute against its stated investment objective. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections and management’s current beliefs and assumptions and are subject to various risks and uncertainties that could cause actual results, performance, and events to differ materially from those described in the Fund’s forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the SEC, including the Fund’s Annual Report to Shareholders on Form N-CSR for the fiscal year ended November 30, 2019, and its subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, the Fund undertakes no obligation to revise these statements, whether to reflect new information or the occurrence of unanticipated events or otherwise, following the date of this letter.

Important Additional Information And Where To Find It

The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3, 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s

Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, or by contacting the Fund’s investor relations department at 1.800.859.8508.

Disclaimer

The Fund has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by any such third party. Any such statements or information should not be viewed as indicating the support of any such third party for the views expressed herein.